UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2023

TuSimple Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40326	86-2341575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9191 Towne Centre Drive, Suite 600
San Diego, CA 92122
(Address of principal executive offices, including zip code)

(619) 916-3144

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	TSP	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously disclosed, on December 15, 2022, the Board of Directors (the “Board”) of TuSimple Holdings Inc. (the “Company”) authorized a broad restructuring plan to rebalance the Company’s cost structure in alignment with its strategic priorities. On May 16, 2023, the Board authorized an additional restructuring plan to further align the Company’s cost structure with its strategic priorities (the “Restructuring Plan”). The Restructuring Plan includes a reduction in workforce by approximately 300 employees, or 30% of the Company’s global workforce.

Following the workforce reduction per the Restructuring Plan, the Company’s global full-time employees (“FTEs”) are expected to be approximately 750 FTEs.

The Company currently estimates that it will incur one-time charges of approximately $12 million to $13 million in connection with the Restructuring Plan, consisting primarily of cash expenditures for employee transition, notice period and severance payments, employee benefits, and related costs. The majority of the restructuring charges per the Restructuring Plan will be recorded in the second quarter of 2023, and the full execution of the Restructuring Plan will be substantially complete by the end of fiscal year 2023.

The foregoing estimates of the charges the Company expects to incur under the Restructuring Plan are subject to assumptions and actual charges may differ from such estimates.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in the Company’s Notification of Late Filing on Form 12b-25, filed with the Securities and Exchange Commission (“SEC”) on May 11, 2023, the Company has determined that it is unable, without unreasonable effort or expense, to file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 (the “Form 10-Q”) by the prescribed due date because the Company requires additional time to finalize the Form 10-Q in light of the Company’s recent engagement of a new independent registered public accounting firm for the fiscal year ending December 31, 2022, as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on the same date.

On May 12, 2023, the Company received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of not having timely filed the Form 10-Q with the SEC, the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the SEC.

The Notice indicated that this serves as an additional basis for delisting the Company’s securities from Nasdaq and that the Company should present its views with respect to this additional delinquency to the Nasdaq at its hearing before the Nasdaq Hearings Panel (the “Hearings Panel”), which the Company intends to do. Nasdaq has informed the Company that its hearing before the Hearings Panel is scheduled for June 22, 2023.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release in connection with the Restructuring Plan. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release by TuSimple Holdings Inc. on May 18, 2023.

99.2	Press Release by TuSimple Holdings Inc. on May 18, 2023.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TuSimple Holdings Inc.

By:	/s/ Eric Tapia
Eric Tapia
Chief Financial Officer

Dated: May 18, 2023